UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 2, 2009 (September 1, 2009)

SPECTRA ENERGY PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	001-33556	41-2232463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5400 Westheimer Court, Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	713-627-5400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 1, 2009, Theopolis Holeman and J.D. Woodward III were appointed to the Board of the Partnership’s general partner as new directors. Mr. Woodward will serve on the Audit and Conflict Committees of the Board.

Mr. Holeman is currently the group vice president, U.S. operations of Spectra Energy Corp, the parent of the Partnership’s general partner. Prior to assuming his current position, Mr. Holeman served as senior vice president of power delivery of Duke Energy Corporation.

Mr. Woodward is the president of Woodward Development Inc., a real estate and energy investment firm, and managing member of Woodward –Apple Springs, LLC, an owner and operator of natural gas midstream assets in East Texas. Mr. Woodward retired from Atmos Energy in 2006 as senior vice president of non-utility operations.

There is no arrangement or understanding between Mr. Holeman or Mr. Woodward and any other persons or entities pursuant to which either of them was appointed as a director. As a non-employee director, Mr. Woodward will receive compensation in accordance with the Partnership’s policies for compensating outside directors. The Partnership issued a press release announcing the appointment of Mr. Holeman and Mr. Woodward to the Board on September 1, 2009. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release of Spectra Energy Partners, dated September 1, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRA ENERGY PARTNERS, LP

By:	Spectra Energy Partners (DE) GP, LP, its general partner

By:	Spectra Energy Partners GP, LLC, its general partner

/s/ Laura Buss Sayavedra
Laura Buss Sayavedra Vice President and Chief Financial Officer

Date: September 2, 2009

EXHIBIT INDEX

Exhibit Number

99.1	Press Release of Spectra Energy Partners, dated September 1, 2009.